Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN COMPLETES ACQUISITION OF
ALBÉA’S GLOBAL DISPENSING BUSINESS,
FURTHER STRENGTHENING ITS CLOSURES FRANCHISE

STAMFORD, CT, June 1, 2020 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of sustainable rigid packaging solutions for consumer goods products, announced today that it completed its acquisition of the dispensing business of the Albéa Group. This business is a leading global supplier of highly engineered pumps, sprayers and foam dispensing solutions to major branded consumer goods product companies primarily in the beauty and personal care markets. It operates a global network of 10 plants across North America, Europe, South America and Asia. This business generated sales of approximately $395 million in 2019.

The purchase price for this acquisition was $900 million, subject to adjustments outlined in the purchase agreement for this acquisition. The Company funded the purchase price for this acquisition and related costs and expenses through term and revolving loan borrowings under its senior secured credit facility, including a $900 million delayed draw term loan.

This acquisition is expected to be modestly accretive to the Company’s earnings in 2020, excluding the impact of required purchase accounting adjustments and after taking into consideration the Company’s estimate of the current negative impact caused by the coronavirus (COVID-19) crisis on the beauty and personal care markets. With this acquisition, Silgan expects to realize operational cost synergies of $20 million, on an annual run rate basis, within 18 months primarily through procurement savings, manufacturing efficiencies and reductions in general and administrative expenses. As a result, this acquisition is expected to become more accretive as synergies are phased in over the next 18 months and customer buying patterns for the beauty and personal care markets return to more normal levels. Silgan will update its earnings estimate for the full year 2020 for this acquisition and its recent debt financing transactions when it announces its earnings results for the second quarter of 2020 in July 2020.

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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales, on a pro forma basis including the dispensing business of the Albéa Group acquired on June 1, 2020, of approximately $4.9 billion in 2019. Silgan operates 110 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, home, personal care and beauty products. In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended. Such forward-looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2019 and other filings with the Securities and Exchange Commission. Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward-looking statements.

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